GMAC COMMERCIAL
MORTGAGE CORPORATION

REPORT ON COMPLIANCE WITH MINIMUM
SERVICING STANDARDS
DECEMBER 31, 2003

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[PRICEWATERHOUSECOOPERS LOGO]

                                                     PRICEWATERHOUSECOOPERS LLP
                                                     1177 Avenue of the Americas
                                                     New York NY 10036
                                                     Telephone (646) 471 4000
                                                     Facsimile (646) 471 4100

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of GMAC Commercial Mortgage Corporation:

We have examined management's assertion, dated February 23, 2004, about GMAC Commercial Mortgage Corporation's (the "Company's") compliance with its established minimum servicing policy ("Servicing Policy"), which management derived from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP"), as of and for the year ended December 31, 2003 included in the accompanying management assertion (see Exhibit
I). Management is responsible for the Company's compliance with the Servicing Policy. Our responsibility is to express an opinion on management's assertion about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Servicing Policy and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its Servicing Policy.

In our opinion, management's assertion that, except for instances of noncompliance, the Company complied with the aforementioned Servicing Policy as of and for the year ended December 31, 2003, is fairly stated, in all material respects.

/S/ PRICEWATERHOUSECOOPERS LLP

February 23, 2004

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                                                                       EXHIBIT I

GMAC Commercial Mortgage
200 Witmer Road
Horsham, PA  19044
TEL. 215-328-4622
Fax 215-328-1316

            MANAGEMENT'S ASSERTION CONCERNING COMPLIANCE WITH COMPANY
                                SERVICING POLICY

February 23, 2004

As of and for the year ended December 31, 2003, GMAC Commercial Mortgage Corporation (fee "Company") has complied in all material respects with the minimum servicing standards set forth in the Company's Servicing Policy (attached in Exhibit II), which were derived by management from the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers, except that with respect to the requirement to maintain borrower funds in appropriate custodial accounts in trust for investors in accordance with applicable servicing agreement requirements, the Company did not in 2003 timely transfer reserve account balances for 550 Company originated loans. Such reserve account balances, which totaled $85 million at September 30, 2003, were recorded and reconciled at a loan-level. In the fourth quarter of 2003, the reserve funds were transferred to appropriate custodial bank accounts and existing mitigating and detective controls were enhanced so that, consistent with Company policy, upon loan sale all escrow funds, including reserve funds, are timely transferred to appropriate custodial bank accounts as required in applicable servicing agreements.

As of December 31, 2003, the Company was covered by various General Motors Corporation insurance policies providing for $125 million of fidelity bond insurance and $100 million of errors and omissions insurance.

/s/ Robert D. Feller
-----------------------------------------
Robert D. Feller
Chief Executive Officer

/s/ Michael I. Lipson
-----------------------------------------
Michael I. Lipson
Executive Vice President Global Servicing

/s/ Wayne D. Hoch
-----------------------------------------
Wayne D. Hoch
Executive Vice President and Chief Financial Officer

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                                                                      EXHIBIT II

          GMAC COMMERCIAL MORTGAGE CORPORATION MINIMUM SERVICING POLICY

I.    CUSTODIAL BANK ACCOUNTS

      1. Reconciliations shall be prepared on a monthly basis for all custodial bank accounts and related bank clearing accounts. These reconciliations shall:

            -     be mathematically accurate;

            - be prepared within forty-five (45) calendar days after the cutoff date;

            - be reviewed and approved by someone other than the person who prepared the reconciliation; and

            - document explanations for reconciling items. These reconciling items shall be resolved within ninety (90) calendar days of identification.

      2. Funds of the servicing entity shall be advanced as specified in the servicing agreement in cases where there is an overdraft in an investor's or a mortgagor's account and an advance is specified in the Investor's Servicing Agreement.

      3. All cash for each custodial account shall be maintained at a federally insured depository institution in trust for the applicable investor or in an investment account in accordance with the applicable servicing agreement requirements.

      4. Escrow funds held in trust for a mortgagor shall be returned to the mortgagor within thirty (30) calendar days of payoff of the mortgage loan.

II.   MORTGAGE PAYMENTS

      1. Mortgage payments which are properly identified with the Company's account number and which agree to the total amount of the scheduled payment due shall be deposited into the clearing bank accounts and related custodial bank accounts within two business days of receipt. Any mortgage payments which do not meet these parameters will be researched and deposited into the appropriate bank accounts within five business days of receipt.

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                                                                      EXHIBIT II

      2. Mortgage payments made in accordance with the mortgagor's loan documents shall be posted to the applicable mortgagor records within two business days of receipt.

      3. Mortgage payments shall be allocated to principal, interest, insurance, taxes or other escrow items in accordance with the mortgagor's loan documents.

      4. Mortgage payments identified as loan payoffs shall be allocated in accordance with the mortgagor's loan documents.

III.  DISBURSEMENTS

      1. Disbursements made via wire transfer on behalf of a mortgagor or investor shall be made only by authorized personnel.

      2. Disbursements made on behalf of a mortgagor or investor shall be posted within two business days to the mortgagor's or investor's records maintained by the servicing entity.

      3. Tax and insurance payments for those loans that are escrowed shall be made on or before the penalty or insurance policy expirations date, as indicated on tax bills and insurance premium notices, respectively, provided that such support has been received by the servicing entity at least thirty (30) calendar days prior to these dates, and the mortgagor has agreed with the amounts due.

      4. Any late payment penalties paid in conjunction with the payment of any tax bill or insurance premium notice shall be paid from the servicing entity's funds and not charged to the mortgagor, unless the late payment was due to the mortgagor's error or omission.

      5. Amounts remitted to investors per the servicer's investor reports shall agree with cancelled checks, or other form of payment, or custodial bank statements.

      6. Unissued checks shall be safeguarded so as to prevent unauthorized access.

IV.   INVESTOR ACCOUNTING AND REPORTING

      1. Monthly investor reports shall be sent on a monthly basis listing the total unpaid principal balance and number of loans serviced.

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                                                                      EXHIBIT II

V.    MORTGAGOR LOAN ACCOUNTING

      1. The servicing entity's mortgage loans shall agree with, or reconcile to, the records of mortgagors with respect to the unpaid principal balance on a monthly basis.

      2. Adjustments on ARM loans shall be computed based on the related mortgage note and any ARM rider.

      3. Escrow accounts shall be analyzed, in accordance with the mortgagor's loan documents, on at least an annual basis.

      4. Interest on escrow accounts, if required by the mortgage documents, shall be paid, or credited, to mortgagors in accordance with the borrower agreements.

VI.   DELINQUENCIES

      1. Records documenting collection efforts shall be maintained during the period a loan is in default and shall be updated at least monthly. Such records shall describe the entity's activities in monitoring delinquent loans including, for example, phone calls, letters and mortgage payment rescheduling plans in cases where the delinquency is deemed temporary.

VII.  INSURANCE POLICIES

      1. A fidelity bond and errors and omissions policy shall be in effect on the servicing entity in the amount of coverage represented to investors in management's assertion.